Exhibit 99.1

Bioxytran Secures Attested Free Sale Certification for A-SUQAR®, Opening the Path to the UAE and Gulf Markets

Non-systemic, pre-meal chewable nutraceutical designed to help blunt post-meal blood sugar spikes enters a region where roughly 7.5 million adults in the UAE, Saudi Arabia and Kuwait are living with diabetes

Boston, MA — November 4, 2026 — Bioxytran, Inc. (OTCQB: BIXT), a biotechnology company developing galectin-targeting carbohydrate technologies with applications across infectious disease, metabolic health and inflammation, today announced that its A-SUQAR® ® tablet has received a government-issued Free Sale Certificate, which has been legalized by the issuing country’s Ministry of Foreign Affairs and prepared for attestation for use in the United Arab Emirates. The certification confirms that A-SUQAR® is lawfully manufactured and freely sold as a food and health supplement and is a key regulatory document for product registration and market entry in the UAE and the wider Gulf Cooperation Council (GCC) region.

A region facing one of the world’s heaviest diabetes burdens

The Gulf is among the regions most affected by diabetes worldwide. According to the International Diabetes Federation (IDF) Diabetes Atlas, 11th Edition (2025):

●	United Arab Emirates: approximately 1.27 million adults (aged 20–79) are living with diabetes, an age-standardized prevalence of 20.7%. An estimated 64% of those cases are undiagnosed.

●	Saudi Arabia: approximately 5.34 million adults are living with diabetes (age-standardized prevalence 23.1%), a figure projected to rise to 9.5 million by 2050.

●	Kuwait: approximately 908,500 adults are living with diabetes (age-standardized prevalence 25.6%), giving Kuwait one of the highest diabetes prevalence rates in the world.

Together, these three countries account for roughly 7.5 million adults with diabetes. Across the IDF Middle East and North Africa (MENA) region, 84.7 million adults were living with diabetes in 2024, a number expected to grow by 92% to 162.6 million by 2050. The region has the highest diabetes prevalence of any IDF region, and about one in three adults with diabetes have not been diagnosed.

A non-systemic approach to post-meal blood sugar

A-SUQAR® is a chewable tablet taken before meals. Rather than acting systemically to lower blood sugar, A-SUQAR® works locally only in the digestive tract. Its formulation, built on Bioxytran’s proprietary polysaccharides technology, is designed to slow the activity of the intestinal enzymes that break down dietary carbohydrates into glucose. By slowing carbohydrate digestion, A-SUQAR® helps sugars enter the bloodstream more gradually, supporting healthier post-meal blood sugar levels and helping to avoid the sharp spikes that follow carbohydrate-rich meals.

Because it acts in the gut rather than throughout the body, A-SUQAR® is positioned as a complement to diet, exercise and physician-directed care for people seeking to manage the carbohydrate load of everyday meals.

“The Gulf region has some of the highest rates of diabetes anywhere in the world, and post-meal blood sugar spikes are a daily challenge for millions of people there,” said David Platt, Ph.D., Chief Executive Officer of Bioxytran. “Securing this attested Free Sale Certificate is an important step toward bringing A-SUQAR® to consumers in the UAE and neighboring markets. A-SUQAR® reflects our expertise in carbohydrate science, offering a simple, non-systemic option taken right before a meal.”

Next steps

With the attested Free Sale Certificate in hand, Bioxytran and its commercial distribution partner intend to proceed with product registration in the UAE and to evaluate registration pathways in Saudi Arabia, Kuwait and other GCC markets. Timing for the commercial launch in each market will depend on the completion of local regulatory requirements.

U.S. regulatory status

In the United States, A-SUQAR® is regulated as a dietary supplement. A-SUQAR® ‘s has structure and function claims and supporting safety information by the U.S. Food and Drug Administration (FDA). The FDA does not approve dietary supplements or their structure/function claims before they are marketed; A-SUQAR® is in compliances with U.S. dietary supplement requirements.

About Bioxytran, Inc.

Bioxytran, Inc. (OTCQB: BIXT) is a biotechnology company developing galectin-targeting carbohydrate technologies with applications across infectious disease, metabolic health and inflammation. The company’s lead drug candidate, ProLectin-M, is being developed as a broad-spectrum antiviral. For more information, visit www.bioxytraninc.com.

Important information

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.

A-SUQAR® is a dietary supplement and is not a substitute for prescribed diabetes medication. People with diabetes or other medical conditions should consult a healthcare professional before use. Product availability and permitted claims vary by market and are subject to local regulatory requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws, including statements regarding product registration, regulatory approvals, the anticipated commercialization of A-SUQAR® ® in the UAE and other GCC markets, and the expected benefits of the product. These statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially, including those described in the company’s filings with the U.S. Securities and Exchange Commission. Bioxytran undertakes no obligation to update or revise any forward-looking statements, except as required by applicable law.

Media and Investor Contact

David Platt, PhD/CEO

Bioxytran, Inc.

Info@bioxytraninc.com

Phone: 617.454.1199

www.bioxytraninc.com